Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information
David Gandrud
Director of Marketing, Hospitality
David.Gandrud@softbrands.com
612 851 1518
Susan Eich
Investor Relations
susan.eich@softbrands.com
612 851 6205

SOFTBRANDS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
HOTEL INFORMATION SYSTEMS

Transaction will create $40 million technology business serving more than 4,000 hotel properties in 70 countries

MINNEAPOLIS — Aug. 3, 2006 — SoftBrands, Inc. (AMEX:SBN), a global supplier of enterprise application software, announced today that is has signed a definitive agreement to acquire Hotel Information Systems (HIS),  the makers of the epitome™ hotel property management systems and core central reservations system.  The transaction, which is expected to close in the next two weeks, is subject to customary closing conditions, as well as finalization of financing arrangements.

SoftBrands will acquire the stock of MAI Systems Corporation, the parent company of HIS, and will finance the transaction primarily through debt.  Equity capital of approximately $5 million is anticipated to be provided by existing equity sponsors. At the closing of the transaction, SoftBrands will pay MAI Systems $15.5 million, subject to closing adjustments; repay approximately $6.2 million of MAI Systems indebtedness; and provide other consideration to principal shareholders of approximately $4.3 million in cash and $1.0 million in SoftBrands common stock. HIS’ approximately 260 employees will become employees of SoftBrands. SoftBrands is expected to merge the HIS personnel, products and services into its hospitality operations.

“The acquisition of HIS is a key step in growing our Hospitality business, adding both new software solutions and a significant customer base,” said Randy Tofteland, SoftBrands president and chief executive officer.  “This acquisition will position SoftBrands to serve an even wider spectrum of hotels in the chain and group hotels segments and make us a stronger competitor in the property management systems business worldwide. The combination of HIS and SoftBrands creates the clear number two competitor in the PMS market, with more than $40 million in revenue and 4,000 hotel properties running our products.”

SoftBrands
Two Meridian Crossings, Suite 800, Minneapolis, Minnesota 55423
Tel: +1 612 851 1500 Fax +1 612 851 1560
www.softbrands.com

The epitome family of property management solutions is installed in more than 2,300 properties, primarily in the Americas and Asia.  HIS’ newest product, epitome.NET version 2.0, launched in June.  It is the industry’s first full-function property management system built from the ground up on the Microsoft.NET architecture.  HIS also recently introduced its core next generation central reservation system.  When combined, epitome.NET and core offer a complete range of property-level central operations and integrated channel management solutions that help hotels increase efficiency and grow revenues across their operations.

HIS’ epitome.NET property management system and Java-based core central reservation product are well suited to hotel chains and groups, while SoftBrands’ Medallion™ product is designed to serve the needs of independent properties.  Travel industry standards are widely incorporated across the range of solutions.

“The acquisition of HIS substantially grows our product suite and allows us to leverage our global distribution, professional services, and product support infrastructure.  In addition, HIS’ internet-native products provide an attractive migration solution for customers using SoftBrands legacy PMS systems,” said Steve VanTassel, SoftBrands senior vice president and general manager, Hospitality.  “Our combined resources and global presence will provide a compelling offering to a wide variety of hotels worldwide.”

Craig-Hallum Capital Group LLC acted as exclusive advisor for SoftBrands and sole agent for the debt financing.

SoftBrands will further discuss the acquisition in its regularly scheduled third quarter earnings conference call today, August 3rd at 11am Eastern Time.

Forward-Looking Statements

This document contains forward-looking statements with respect to the above transaction and the proposed combination of the two companies, and these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth herein.  These include, without limitation:  uncertainty as to whether and in what time frame the transaction will be completed; the failure of either party to meet the closing conditions set forth in the definitive agreement; uncertainty as to the timing or amount that MAI stockholders will receive for the portion of the merger consideration that is placed into escrow; the potential inability to retain key personnel both before and after the transaction closes; ongoing relations between the two companies and their suppliers, customers and other parties; risks associated with acquisitions generally; and other risks and uncertainties as may be detailed from time to time in public announcements and SEC filings.  This document contains forward-looking statements within the meaning of the federal securities laws.  Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by the cautionary statements contained herein. Neither MAI Systems nor SoftBrands updates forward-looking statements and they expressly disclaim any obligation to do so.

About Hotel Information Systems Hotel Information Systems delivers solutions built on the optimal platforms for flexible enterprise computing, Java and .NET. The corporate consolidation and on-property management solutions enable hoteliers to focus on relationships, support sales and marketing goals, and implement decisions in a rapid- change environment. The company’s highly skilled, customer-focused staff provide expert assistance to clients when integrating their business processes with their partners, suppliers, and customers, leveraging existing IT investments, and implementing a solid technology foundation to add functionality at their own pace. With years of hospitality experience, open standards development methodology, scalable architecture, and best business practices, Hotel Information Systems provides clients with solutions for sustainable competitive advantage. www.hotelinfosys.com.

About SoftBrands
SoftBrands, Inc. is a global leader in providing solutions for small- to medium-sized businesses in the manufacturing and hospitality industries worldwide. With approximately 4,000 customers in more than 60 countries now actively using its manufacturing and hospitality products, SoftBrands has established a global infrastructure for distribution, development, and support of enterprise software. The company, headquartered in Minneapolis, Minnesota, has 600 employees with branch offices in Europe, India, Asia, Australia, and Africa.  Additional information can be found at www.softbrands.com.

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